As filed with the Securities and Exchange Commission on December 30, 2025

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	01-0949984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1010 South Federal Highway, Suite 2700

Hallandale Beach, FL 33009

(Address of principal executive offices and zip code)

MARA Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Zabi Nowaid

General Counsel and Corporate Secretary

MARA Holdings, Inc.

1010 South Federal Highway, Suite 2700

Hallandale Beach, FL 33009

(800) 804-1690

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Luke R. Jennings, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an additional 33,000,000 shares of MARA Holdings, Inc. (the “Company”) common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the MARA Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan (as amended, the “2018 Plan”). An aggregate of 63,000,000 shares of Common Stock have been reserved for issuance under the 2018 Plan.

Pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein, this Registration Statement hereby incorporates by reference the contents of the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2020 (File No. 333-239565), February 10, 2021 (File No. 333-252950), August 19, 2021 (File No. 333-258928) and March 4, 2024 (File No. 333-277645) (collectively, the “Existing Form S-8”). Only those items of Form S-8 containing new information not contained in the Existing Form S-8 are presented herein.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502 provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502 also provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the statutory mechanism provided under NRS 78.7502, as described above, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Restated Articles of Incorporation (the “Articles”) provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. In addition, the Articles provide that we must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such officers or directors may have. Further, the Articles provide that our board of directors may cause us to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. The indemnification provided in the Articles shall continue as to a person who has ceased to be an officer or director, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Amended and Restated Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) the payment of dividends in violation of the Nevada General Corporation Law.

The employment agreements we have entered into with certain officers provide that we shall (1) indemnify and hold harmless the officer to the maximum extent provided by the laws of the State of Nevada, and (2) cover the officer under our directors’ and officers’ liability insurance on the same basis as we cover our other officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 8. Exhibits.

Exhibit Number	Description	Company’s Form	Date Filed with the SEC	Exhibit Number
4.1†	Restated Articles of Incorporation of the Company	10-K	3/3/2025	3.1

4.2†	Amended and Restated Bylaws of the Company	10-K	3/3/2025	3.2

4.3†	Amended and Restated 2018 Equity Incentive Plan	10-Q	5/8/2025	10.3

4.4†	First Amendment to Amended and Restated 2018 Equity Incentive Plan	8-K	6/28/2024	10.1

4.5†	Second Amendment to Amended and Restated 2018 Equity Incentive Plan	8-K	6/27/2025	10.1

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

†	Filed as an exhibit to the referenced form and incorporated by reference herein.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hallandale Beach, State of Florida, on December 30, 2025.

MARA HOLDINGS, INC.

By:	/s/ Fred Thiel
Fred Thiel
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Salman Khan and Zabi Nowaid, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fred Thiel	Chief Executive Officer	December 30, 2025
Fred Thiel	and Chairman of the Board
(Principal Executive Officer)

/s/ Salman Khan	Chief Financial Officer	December 30, 2025
Salman Khan	(Principal Financial and Accounting Officer)

/s/ Douglas Mellinger	Lead Independent Director	December 30, 2025
Douglas Mellinger

/s/ Georges Antoun	Director	December 30, 2025
Georges Antoun

/s/ Janet George	Director	December 30, 2025
Janet George

/s/ Barbara Humpton	Director	December 30, 2025
Barbara Humpton

/s/ Jay Leupp	Director	December 30, 2025
Jay Leupp

/s/ Vicki Mealer-Burke	Director	December 30, 2025
Vicki Mealer-Burke